                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 1)(1)

                                 Cynosure, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                 CLASS A COMMON STOCK, PAR VALUE $0.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    232577205
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)
                                 --------------

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

         /  /     Rule 13d-1(b)

         /x/      Rule 13d-1(c)

         /  /     Rule 13d-1(d)

--------
     (1)  The  remainder  of this cover page shall be filled out for a reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  SEE the
NOTES).

----------------------                                    ----------------------
CUSIP No. 232577205                   13G                    Page 2 of 11 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER LIFE SCIENCES FUND, LP
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  122,583 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              122,583 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    122,583 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    2.5%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 232577205                   13G                    Page 3 of 11 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER LIFE SCIENCES FUND (OFFSHORE), LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  95,435 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              95,435 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    95,435 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    1.9%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 232577205                   13G                    Page 4 of 11 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER LIFE SCIENCES FUND II, LP
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  20,972 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              20,972 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    20,972 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    0.4%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 232577205                   13G                    Page 5 of 11 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    CANDENS CAPITAL, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   143,555 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              143,555 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    143,555 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    2.9%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 232577205                   13G                    Page 6 of 11 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER CAPITAL MANAGEMENT, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   95,435 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              95,435 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    95,435 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    1.9%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 232577205                   13G                    Page 7 of 11 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    GABE HOFFMAN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   238,990 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              238,990 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    238,990 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    4.8%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 232577205                   13G                    Page 8 of 11 Pages
----------------------                                    ----------------------

Item 1(a).        Name of Issuer:

                  Cynosure, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  5 Carlisle Road
                  Westford, Massachusetts 01866

Item 2(a).        Name of Person Filing:

                  This  statement is jointly  filed by Accipiter  Life  Sciences
                  Fund, LP, a Delaware limited partnership  ("ALSF"),  Accipiter
                  Life Sciences Fund (Offshore),  Ltd., a Cayman Islands company
                  ("Offshore"),  Accipiter Life Sciences Fund II, LP, a Delaware
                  limited partnership ("ALSF II"), Accipiter Capital Management,
                  LLC,  a Delaware  limited  liability  company  ("Management"),
                  Candens  Capital,  LLC, a Delaware limited  liability  company
                  ("Candens")  and Gabe Hoffman  (together  with ALSF,  ALSF II,
                  Offshore,  Management and Candens,  the  "Reporting  Person").
                  Gabe Hoffman is the managing  member of Candens  (Gabe Hoffman and  Candens  are  hereinafter  referred  to as the  "Domestic
                  Controlling Persons"), which in turn is the general partner of
                  ALSF and ALSF II, and the managing member of Management  (Gabe
                  Hoffman  and  Management  are  hereinafter  referred to as the
                  "Foreign   Controlling   Persons"),   which  in  turn  is  the
                  investment manager of Offshore. Consequently, Mr. Hoffman, the
                  Domestic  Controlling  Persons and Foreign Controlling Persons
                  may be  deemed,  pursuant  to  Rule  13d-3  of the  Securities
                  Exchange  Act of  1934,  as  amended  (the  "Act"),  to be the beneficial  owners of all shares of Class A Common  Stock held by ALSF,  ALSF II and  Offshore.  The  Reporting  Persons  are
                  filing  this  joint  statement,  as they may be  considered  a
                  "group" under Section  13(d)(3) of the Act.  However,  neither this filing nor anything  contained  herein shall be deemed to be an  admission  by the  Reporting  Persons that such a group exists.

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  399 Park Avenue, 38th Floor
                  New York, New York 10022

Item 2(c).        Citizenship:

                  ALSF,  ALSF II, Candens and Management are organized under the laws of the State of Delaware. Offshore is organized under the laws of the Cayman  Islands.  Gabe Hoffman is a citizen of the
                  United States of America.

Item 2(d).        Title of Class of Securities:

                  Class A Common Stock, par value $0.01 per share

Item 2(e).        CUSIP Number:

                  232577205

----------------------                                    ----------------------
CUSIP No. 232577205                   13G                    Page 9 of 11 Pages
----------------------                                    ----------------------

Item 3.           If This  Statement  is Filed  Pursuant  to Rule  13d-1(b),  or
13d-2(b) or (c), Check Whether the Person Filing is a:

                  /X/    Not Applicable

         (a)      / /    Broker or dealer  registered  under  Section  15 of the
                         Exchange Act.

         (b)      / /    Bank as defined in Section 3(a)(6) of the Exchange Act.

         (c)      / /    Insurance company as defined in Section 3(a)(19) of the
                         Exchange Act.

         (d)      / /    Investment  company  registered  under Section 8 of the
                         Investment Company Act.

         (e)      / /    An   investment   adviser  in   accordance   with  Rule
                         13d-1(b)(1)(ii)(E).

         (f)      / /    An  employee   benefit  plan  or   endowment   fund  in
                         accordance with Rule 13d-1(b)(1)(ii)(F).

         (g)      / /    A  parent   holding   company  or  control   person  in
                         accordance with Rule 13d-1(b)(1)(ii)(G).

         (h)      / /    A savings association as defined in Section 3(b) of the
                         Federal Deposit Insurance Act.

         (i)      / /    A church plan that is excluded  from the  definition of
                         an investment  company  under  Section  3(c)(14) of the
                         Investment Company Act.

         (j)      / /    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.           Ownership

                  The percentages  used herein are calculated based on 5,000,000 shares of Class A Common Stock  outstanding  as of December 8,
                  2005 as reported in the Issuer's  424(b)(4)  Prospectus  filed with the  Securities  and Exchange  Commission  on December 8,
                  2005.

                  See Cover Pages, Items 5-11.

Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting  person has ceased to be the  beneficial  owner of more than five percent of the class of securities, check the following [x].

Item 6.           Ownership of More than Five Percent on Behalf of Another Person.

                  Not Applicable

----------------------                                    ----------------------
CUSIP No. 232577205                   13G                    Page 10 of 11 Pages
----------------------                                    ----------------------

Item 7.           Identification  and  Classification  of the  Subsidiary  Which
                  Acquired the Security  Being Reported on by the Parent Holding
                  Company or Control Person.

                  Not Applicable

Item 8.           Identification and Classification of Members of the Group.

                  See Exhibit A.

Item 9.           Notice of Dissolution of Group.

                  Not Applicable

Item 10.          Certifications.

                  By signing  below I certify  that, to the best of my knowledge and belief, the securities  referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing  the control of the  issuer  of the  securities  and  were  not  acquired  and are  not  held in connection  with or as a participant in any  transaction  having that purpose or effect.

----------------------                                    ----------------------
CUSIP No. 232577205                   13G                    Page 11 of 11 Pages
----------------------                                    ----------------------

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information  set forth in this statement is true,  complete and correct.

Dated: February 6, 2006                    ACCIPITER LIFE SCIENCES FUND, LP

                                           By: Candens Capital, LLC
                                               its general partner

                                           By: /s/ Gabe Hoffman
                                               ---------------------------------
                                               Gabe Hoffman, Managing Member

                                           ACCIPITER LIFE SCIENCES FUND II, LP

                                           By: Candens Capital, LLC
                                               its general partner

                                           By: /s/ Gabe Hoffman
                                               ---------------------------------
                                               Gabe Hoffman, Managing Member

                                           ACCIPITER LIFE SCIENCES FUND
                                           (OFFSHORE), LTD.

                                           By: Accipiter Capital Management, LLC
                                               its investment manager

                                           By: /s/ Gabe Hoffman
                                               ---------------------------------
                                               Gabe Hoffman, Managing Member

                                           ACCIPITER CAPITAL MANAGEMENT, LLC

                                           By: /s/ Gabe Hoffman
                                               ---------------------------------
                                               Gabe Hoffman, Managing Member

                                           CANDENS CAPITAL, LLC

                                           By: /s/ Gabe Hoffman
                                               ---------------------------------
                                               Gabe Hoffman, Managing Member

                                           /s/ Gabe Hoffman
                                           -------------------------------------
                                           GABE HOFFMAN